Exhibit (10.13)
BADGER METER, INC.
AMENDED AND RESTATED BADGER METER, INC. EXECUTIVE SUPPLEMENTAL PLAN
(approved December 12, 2008 and retroactively effective on January 1, 2008 for deferrals occurring on or after January 1, 2005)
Section 1. Establishment, Purposes, Administration and Interpretation of the Plan.
1.1 Badger Meter, Inc. (hereinafter called “Company”) has established, originally effective as of January 1, 1997, and amended and restated effective as of January 1, 2008, this program to provide supplemental benefits to certain of the Company’s employees to replace benefits which cannot be provided by the Company’s qualified pension plan to such employees, due to certain compensation limits applicable to qualified plans. This plan shall be known as the Badger Meter, Inc. Amended and Restated Executive Supplemental Plan (hereinafter called “Plan”). This Plan applies to compensation deferrals occurring after 2004. Deferrals occurring prior to 2005 are controlled by the terms of the Plan as in effect in 2004.
1.2 The Plan shall be administered by the Badger Meter, Inc. Pension Plan Committee (hereinafter called “Administrative Committee”). The Administrative Committee shall have all such powers that may be necessary to carry out the provisions of the Plan including without reservation the power to delegate administrative matters to other persons and to construe and interpret the Plan at any time or on any matter in the absence of any action by the Board of Directors. Subject to the foregoing, all decisions and determinations by the Administrative Committee shall be final, binding and conclusive as to all parties – including the Company, any personnel participating hereunder and all other employees and persons.
Section 2. Eligible Executives.
     Employees who shall participate in this Plan (hereinafter called “Executives”) are those whose benefits under the Badger Meter Pension Plan (the “Pension Plan”) are limited by reason of the compensation limit contained in Internal Revenue Code section 401(a)(17) or the maximum benefit limitation of Internal Revenue Code section 415. The Administrative Committee shall, in its sole discretion, determine whether an employee is eligible to participate in the Plan, and shall inform each eligible employee that he has been selected to participate in the Plan.
Section 3. [Intentionally Omitted.]
Section 4. Supplemental Retirement Benefits Under the Plan.
4.1 Supplemental Retirement Benefits. Upon an Executive’s termination from the Company’s employ under circumstances where he is entitled to receive retirement benefits under the Pension Plan, and provided the Executive’s termination from the Company’s employ under such circumstances satisfies the requirements set forth of Section 5.2 of this Plan, such Executive shall be entitled to a benefit under this Plan in an amount equal to the difference, if any, between the lump sum amount available under the Pension Plan compared to the lump sum amount the Pension Plan would have provided if there were no limit on the amount of compensation that could be considered under the Pension Plan, and no limit on the maximum benefit amount. Notwithstanding the foregoing, the amount of the Executive’s Plan benefit with respect to the first calendar year in which he is eligible to participate in the Plan shall be calculated as if the Executive first began participating in the Pension Plan and in this Plan on the date on which the Administrative Committee determined that the Executive was eligible to participate in this Plan, and any limits (prorated as necessary) on the amount of compensation considered under the Pension Plan or on the maximum benefit amount for such calendar year shall be imposed only on the amounts earned by the Executive after such date.

4.2 Special Supplemental Benefit. This paragraph shall apply solely to the individual who is the Senior Vice-President of Administration as of November 1, 2008. That individual is entitled to an amount equal to 20% of his final monthly base salary, payable for a period of 120 months. Payment of this amount shall commence on the first day of the 7th month following his Termination Date. The first such payment will be equal in amount to 7 times the monthly amount, and payment of the monthly amount shall continue thereafter on the first of each month for each of the next 113 months. Section 5 shall not apply to these payments, except for section 5.4. Should the Executive die before all payments are completed, the balance will be paid as scheduled to Executive’s beneficiary, designated pursuant to Section 6. This paragraph shall apply to amounts accrued both before and on and after January 1, 2005.
Section 5. Payments.
5.1 The Executive shall become entitled to receive the amount specified in Section 4.1 upon his termination of active employment with the Company for any reason, provided such termination satisfies the requirements set forth of Section 5.2 of this Plan, below.
5.2 In the absence of an effective election to the contrary, the Executive’s benefit hereunder will be paid in a single lump sum on the first day of the 7th month following his Termination Date. The Executive may elect, subject to the approval of the Administrative Committee, to have the amount paid in annual or quarterly installments over not more than 5 years, with the first installment being paid on the first day of the 7th month following his Termination Date and remaining installments being paid on each annual or quarterly anniversary thereof, using the “declining digits” method (i.e., if the installments are over 10 quarters, the first is 1/10 of the balance, the second 1/9, etc.). The unpaid balance shall be credited with interest at the same time and at the same rate as Pension Plan participants’ account balances are so credited. In addition, the Executive may elect, subject to the approval of the Administrative Committee, the form of payment of his benefit hereunder to his designated beneficiary, in the event of the Executive’s death before his entire Plan benefit has been paid to him.
     For purposes of this Plan, the term “Termination Date” shall mean the date of the Executive’s termination of employment from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, subject to the following conditions:
(a) If the Executive takes a leave of absence from the Company for purposes of military leave, sick leave or other bona fide leave of absence, the Executive’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided by either by statute or by contract. If the period of the leave exceeds six (6) months and the Executive’s right to reemployment is not provided by either statute or contract, the Executive’s Termination Date will be considered to be the first day of the seventh (7th) month of the leave of absence.
(b) The Executive’s Termination Date will be deemed to have occurred on the date on which the level of bona fide services performed by the Executive for the Company (whether as an employee or as an independent contractor) permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Executive during the immediately preceding thirty-six (36)-month period (or the Executive’s actual period of service, if less). The Executive will not be deemed to have terminated employment with the Company, and no Termination Date will be deemed to have occurred, if the Executive continues to provide bona fide services to the Company in any capacity (whether as an employee or an independent contractor) at a level that is greater than twenty percent (20%) of the average level of services performed by the Executive during the immediately preceding thirty-six (36)-month period (or the Executive’s actual period of service, if less).
5.3 The Executive’s election as to the time and form of payment of the benefits owed him under this Plan, as described in section 5.2, above, shall be filed in writing with the Administrative Committee. If the Executive elects to change the form of payment with respect to the first calendar year in which the Executive is eligible to participate in the Plan, his election must be made within thirty (30) days of the date on which the Administrative Committee determines that the Executive is eligible to participate in the Plan. Such election shall apply only with respect to amounts earned by the Executive after such date. If the Executive makes an election as to the time and form of payment of benefits under the Plan for any subsequent calendar year or changes a previously filed election, such election must be made prior to the beginning of that calendar year, and shall apply only with respect to amounts earned in calendar years following the date the changed election is filed with the Administrative Committee. The Company shall establish separate subaccounts as needed to identify amounts subject to different payment intervals.
5.4 Notwithstanding the provisions in this Section 5 and Section 6 below, in the event of an “unforeseeable emergency” occurring in the personal affairs of the Executive or beneficiary prior to or during the payout period, the Administrative Committee shall accelerate the payout. The term “unforeseeable emergency” for this purpose shall mean a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, or the Executive’s dependent (as defined in section 152(a) of the Internal Revenue Code without regard to Code Sections 152(b)(1), 152(b)(2), and 152(d)(1)(B)), loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. The amount distributed with respect to an unforeseeable emergency may not exceed the amount necessary to satisfy such emergency plus the amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Executive’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
Section 6. Designation of Beneficiary.
     The Executive shall have the right to designate a beneficiary or beneficiaries to receive any portion unpaid at his death, and to specify the manner in which such amounts shall be paid to his beneficiary or beneficiaries in accordance with the options available under Section 5 hereof. Such beneficiary designation shall be effected by filing written notification with the Administrative Committee in the form prescribed by it and may be changed from time to time by similar action. If the Executive does not make a beneficiary designation, any such unpaid portion of the Executive’s benefit shall be paid to his estate. Upon the Executive’s death, the unpaid portion of the Executive’s benefit shall be paid to the Executive’s beneficiary (or to his estate, if applicable) in the form selected by the Executive as described above. Such payment or payments shall be made, or commence to be made, not later than thirty (30) days after the date of the Executive’s death. If the Executive has not made an election as to the manner in which his benefit shall be paid to his beneficiary, the unpaid portion of the Executive’s benefit shall be paid to his beneficiary (or to his estate, if applicable) in a single lump sum payment not later than thirty (30) days after the date of the Executive’s death.
Section 7. Non-Alienation of Payments.
     Any amount payable to an Executive hereunder shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, by will, or by inter vivos instrument. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payment, whether presently or thereafter payable, shall not be recognized by the Administrative Committee or the Company. Any payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of the Executive. If the Executive shall attempt to alienate, sell, transfer, assign, pledge or otherwise encumber his payments under the Plan or any part thereof, or if by reason of his bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by him, then the Administrative Committee, in its discretion, may terminate his interest in any such benefit, and hold or apply it to or for the benefit of the Executive, his spouse, children, or other dependents, or any of them, in such manner as the Administrative Committee may deem proper.
Section 8. Incompetency.
     Every person receiving or claiming payments under this Plan shall be conclusively presumed to be mentally competent until the date on which the Administrative Committee receives a written notice, in form and manner acceptable to the Administrative Committee, that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming payments under this Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Administrative Committee. Any such payment so made shall be a complete discharge of any liability therefor.
Section 9. Tax Withholding.
     The Company shall have the right to deduct from all payments made from the Plan, or from any other amount owed to the Executive or his beneficiary, any Federal, state, or local income or payroll taxes (including all taxes required under the Federal Insurance Contributions Act) that the Company determines required by law to be withheld with respect to such payments. If the amount so withheld by the Company is insufficient for such purpose, then the Company may require the Executive or his beneficiary to pay to the Company, upon its demand, or otherwise make arrangements satisfactory to the Company for payment of, such amount as may be requested by the Company in order to satisfy the Company’s obligation to withhold any such taxes.

Section 10. Limitation of Rights Against the Company.
     Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to the Executive any right to be retained in the service of the Company, limiting in any way the right of the Company to terminate the Executive’s employment at any time, evidencing any agreement or understanding, express or implied, that the Company will employ the Executive in any particular position or at any particular rate of compensation and/or guaranteeing the Executive any right to receive a salary increase and/or incentive bonus in any calendar year, such increase and/or bonus being granted only at the sole discretion of the Board of Directors of the Company or its delegate for such purposes.
Section 11. Applicable Laws.
     The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin, except to the extent such law is preempted by the Employee Retirement Income Security Act of 1974.
Section 12. Gender and Number.
     Except as otherwise indicated by context, any masculine terminology used herein also shall include the feminine gender, and the definition of any term herein in the singular shall also include the plural.
Section 13. Liability.
     Neither the Company nor any officer or director of the Company or any member of the Administrative Committee or any other person shall be liable for any act or failure to act hereunder, except for gross negligence or fraud.
Section 14. Amendment or Termination of the Plan.
14.1 The Board of Directors of the Company reserves the right to amend, modify, terminate, or discontinue the Plan or its application to any Executive at any time; provided, however, no such action shall deprive the Executive of the benefit accrued hereunder to that date, based upon the Executive’s service and compensation as of that date, without the consent of the Executive, if living, or his designated beneficiary or beneficiaries, if the Executive is not living. Likewise, the Company may not, without the consent of the affected Executive or his designated beneficiary or beneficiaries, terminate the Plan or amend it in any manner that would cause the imposition of additional tax on the Executive or his designated beneficiary or beneficiaries under Code section 409A.
Section 15. Claims Appeal Procedure.
15.1 In the event a Participant disagrees with the determination of the Administrative Committee regarding the Participant’s right to benefits hereunder, the Participant must submit his written request for reconsideration to the Administrative Committee setting forth the basis for his disagreement. The Administrative Committee shall review the claim and provide a written response within 60 days after receipt of the claim, although the Administrative Committee may extend this period to 120 days by notice to the Participant within the initial 60-day period.
15.2 If the Participant disagrees with the Administrative Committee’s determination on review, the Participant may file a written objection within 60 days from the date of the Administrative Committee’s written response requesting review by the Board of Directors. The Board of Directors’ decision will be transmitted to the Participant within 60 days of receipt of the written objections, although the Board of Directors may extend this period to 120 days by written notice to the Participant within the initial 60-day period. The Board of Directors’ decision on appeal shall be final and binding on all parties.

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